Exhibit 10.15

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of the 1st day of Janaury, 2000, between VWR Scientific Products Corporation, a Pennsylvania corporation (the “Company”) and George Gunther (the “Employee”).

WHEREAS, the Employee has been employed by the Company or one of its subsidiaries prior to the date hereof;

WHEREAS, the Employee possesses unique knowledge of the business and affairs of the Company, including its policies, methods, personnel and operations; and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) believes it to be in the best interests of the Company to ensure the Employee’s continued employment by the Company in the capacity and under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Employee agree as follows:

1.             Effective Date.  This Employment Agreement shall become effective on the date first written above ( the “Effective Date”).

2.             Employment.  The Company hereby employs the Employee and the Employee hereby accepts employment all upon the terms and conditions herein set forth.

3.             Duties.  The Employee shall perform such management duties for the Company and its affiliates as may from time to time be assigned and which are consistent with his title.  During the Term (as set forth in paragraph 8 hereof), the Employee shall have the same title as he held immediately prior to the date of this Employment Agreement.  The Employee hereby promises to perform and discharge, well and faithfully, all duties of his position.  If Employee is elected as a director or officer of any affiliate of the Company, the Employee shall serve in such capacity or capacities without further compensation.

4.             Extent of Services.  The Employee shall devote his entire time, attention and energies to the business of the Company and shall not during the term of this Employment Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, nor shall this be construed as preventing the Employee from purchasing securities in any corporation whose securities are regularly traded provided that such purchases shall not result in his collectively owning beneficially at any time one percent (1%) or more of the equity securities of any corporation engaged in a business competitive to that of the Company, without the express prior written consent of the Company.

5.             Compensation.

(a)           For services rendered under this Employment Agreement, the Company shall pay the Employee a salary determined annually by the Board of Directors (the “Base Salary”), payable (after deduction of applicable payroll taxes) in equal bi-weekly installments.  Employee’s Base Salary as of the Effective Date shall be one hundred seventy-five thousand dollars ($175,000).  The Employee shall also be eligible for and participate in such fringe benefits as shall be generally provided to executives of the Company, including medical insurance and retirement programs which may be adopted from time to time during the term hereof by the Company.

(b)           The Board of Directors shall review the Employee’s compensation at least once a year and effect such increases in the Base Salary as the Board of Directors, in its sole discretion, determines are merited, based upon the Employee’s performance and consistent with the Company’s compensation policies.  At the conclusion of each Fiscal Year, the Employee shall be eligible for, and the Board of Directors in its sole discretion may award, an executive bonus based on the achievement of objectives established by the Board of Directors in line with the rules of the Company’s bonus plan.  The Employee’s target bonus shall be forty thousand five hundred dollars ($40,500).

(c)           The Company agrees that, effective as of January 1, 2000 it will establish, or cause to be established, a new long-term incentive compensation plan (the “New Plan”).  The Company further agrees that the Employee shall be immediately entitled to participate in such New Plan and the Employee shall receive an allocation of units under the New Plan effective as of January 1, 2000, which allocation shall be commensurate with his position and consistent in incentive opportunity with allocations to similarly situated employees of the Company.

6.             Paid Time Off.  During the term of this Employment Agreement, the Employee shall be entitled to the same number of paid days off pursuant to the Company’s customary paid time off policy as he has on the date of this Employment Agreement.

7.             Expenses.  During the term of this Employment Agreement, the Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with the business of the Company and in performance of his duties under this Employment Agreement upon the Employee’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

8.             Term.  The Employee’s employment under this Employment Agreement shall commence on the Effective Date and shall expire on the third year anniversary date thereof.  The term of employment shall automatically be extended for consecutive periods of one (1) year each unless notice of termination of employment is given by either party hereto at least ninety (90) days prior to the expiration of the initial or any renewal term, in which case, this Agreement shall terminate at the end of such initial or renewal term, as the case may be.  In the case of a renewal and unless otherwise agreed to in writing by both parties, the terms and conditions of this Employment Agreement shall apply to any renewals or extensions thereto.  Notwithstanding the foregoing, the Company may, at its election, terminate the Employee’s employment hereunder as follows:

(i)            Upon thirty (30) days’ notice if the Employee becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of twenty-six (26) weeks and is continuing at the time of such notice; or

(ii)           For “Cause” upon notice of such termination to the Employee.  For purposes of this Employment Agreement, the Company shall have “Cause” to terminate its obligations hereunder upon (A) the reasonable determination by the Board of Directors that the Employee has failed substantially to perform his duties hereunder (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to a repeated and consistent neglect of his duties hereunder, (B) refusal to carry out any lawful direction of the Board of Directors or lawful regulation or policy of the Company, (C) the reasonable determination by the Board of Directors that the Employee has engaged or is about to engage in conduct materially injurious to the Company, (D) the Employee’s having been convicted of a felony or a misdemeanor involving moral turpitude, (E) a material breach by the Employee of any of the other covenants or representations herein or any other agreement between Employee and the Company, or (F) fraud, theft, embezzlement or misappropriation of Company property or funds; or

(iii)          Without Cause at any time upon notice of such termination to the Employee; or

(iv)          Upon the death of the Employee.

In addition, the Employee shall have the right to terminate this Employment Agreement upon notice to the Company if, without his consent, his responsibilities and duties on the date hereof are materially reduced (a “Material Demotion”) and such Material Demotion continues for ten (10) business days after the date of notice to the Company.  A Material Demotion shall be treated as a termination by the Company without Cause and the

Employee shall be entitled to receive salary continuation pay as provided by, and subject to the terms and conditions of, subparagraph 9(c) below.

9.             Payment Upon Termination.

(a)           If this Employment Agreement is terminated pursuant to paragraph 8(i) above, the Employee shall receive disability pay from the date of such termination until the third anniversary of the Effective Date at the rate of 50% of the Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Employee during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws.  Such disability payments shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of salary.

(b)           If the Employment Agreement is terminated pursuant to paragraph 8(ii) or 8(iv) above, the Employee shall receive no salary continuation pay or severance pay.

(c)           If this Employment Agreement is terminated pursuant to paragraph 8(iii) above or as a result of the Employee having terminated this Employment Agreement following a Material Demotion, the Employee shall receive salary continuation pay for the remainder of the contractual term equal to the Employee’s most recent annual salary plus his or her target bonus (as determined under the bonus plan last in effect for the Employee); provided, however, that the salary continuation payments shall cease if the Employee shall, directly or indirectly, be in breach of his obligations under paragraph 13 hereof.  Such salary continuation payments (less applicable payroll taxes) shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of the Base Salary.  If the Company shall decide not to renew this Employment Agreement, the ninety (90) days’ notification of the Company’s intention shall serve as adequate termination notice and the Employee hereby agrees to make a smooth transition of responsibilities during that ninety (90) day period and the Employee further agrees not to take any legal action against the Company related to said non-renewal and termination of employment.

(d)           During the salary continuation period, the Employee shall be under no obligation to mitigate the costs to the Company of the salary continuation payments, and, provided that the Employee is not in breach of his obligations under paragraph 13 hereof, no compensation that the Employee may receive from another employer during the salary continuation period shall be offset against amounts owed to Employee hereunder.

10.           Representations.  The Employee hereby represents to the Company that (a) he is legally entitled to enter into this Employment Agreement and to perform the services contemplated herein and is not bound under any employment or consulting agreement to render services to any third party, (b) he has the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by paragraph 11 hereof, and (c) he does not now have, nor within the last three years has had, any ownership interest in any business enterprise (other than interest in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Company, any of its subsidiaries, or from which the Company or any of its subsidiaries purchases any goods or services or to whom such corporations owe any financial obligations or are required or directed to make any payments.

11.           Inventions.  The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during the term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its affiliates or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its affiliates or which arise from the efforts of the Employee during the course of his employment for the Company or any of its affiliates.  The Employee shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.  Any invention relating to the business of the Company and its affiliates and disclosed by the Employee within one year following the termination of this Employment Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

12.           Disclosure of Information.  The Employee recognizes and acknowledges that the trade secrets, know-how and proprietary processes of the Company and its affiliates as they may exist from time to time are valuable, special and unique assets of the business of the Company and its affiliates, access to and knowledge of which are essential to the performance of the Employee’s duties hereunder.  The Employee will not, during or after the term of his employment by the Company or any of its affiliates, in whole or in part, disclose such secrets, know-how or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company and its affiliates) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, know-how and processes which are then in the public domain (provided that the Employee was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without the Company’s consent).

13.           Non-Competition.  During the term of Employee’s employment hereunder and (a) for a period beginning on the date of termination of Employee’s employment hereunder for any reason (other than a termination by the Company pursuant to paragraph 8(iii) hereof) and ending on the later of two (2) years after the date of this Agreement or two (2) years after any such termination of employment, or (b) for a period beginning on the date of any termination of Employee’s employment hereunder pursuant to paragraph 8(iii) hereof and ending two (2) years after the date of the last payments to be made to Employee pursuant to paragraph 8(iii), Employee shall not, with the organizations identified or otherwise described in the last sentence of this paragraph 13, directly or indirectly: (i) engage anywhere in the distribution or supply of laboratory equipment, chemicals or supplies to the scientific marketplace in competition with any product which at any time during the term of such employment has been sold or distributed by the Company; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or provide financial or other assistance to, any such organization; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; (iv) solicit, or contact with a view to the engagement or employment by, any person or entity of any person who is an employee of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, partners, or employees of the Company or any of its affiliates to take any action which might be disadvantageous to the Company or any of its affiliates; provided, however, that nothing herein shall prohibit the Employee from owning, as a passive investor, in the aggregate not more than 2% of the outstanding publicly trades stock of any corporation so engaged.  The duration of the Employee’s covenants set forth in this paragraph 13 shall be extended by a period of time equal to the number of days, if any, during which the Employee is in violation of the provisions hereof.  For purposes hereof, Employee shall be deemed to be acting in competition with the Company if he engages in the activities identified in the first sentence of this section with Fisher Scientific International Inc., Burdick & Jackson, Cole Palmer, SciQuest, Chemdex, Sigma-Aldrich Corporation, Mallinckrodt-Baker Chemical Co. or any other distributor or supplier of laboratory equipment, chemicals or supplies to the scientific marketplace having annual sales in excess of $50,000,000.  The Board of Directors may periodically revise the list of competitive organizations by written notice to Employee, which notice, the Employee hereby agrees, shall automatically amend this Employment Agreement.  It is the desire and intent of the parties that the provisions of this paragraph 13 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular portion of this paragraph 13 shall be adjudicated to be invalid or unenforceable, this paragraph 13 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

14.           Injunctive Relief.  If there is a breach or threatened breach of the provisions of paragraph 11, 12 or 13 of this Employment Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

15.           Insurance.  The Company may, at its election and for its benefit, insure the Employee against accidental loss or death, and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

16.           Notices.  Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered mail to the Employee at his home address as reflected on the records of the Company, in the case of the Employee, or VWR Scientific Products Corporation, 1310 West Goshen Parkway, West Chester, Pennsylvania 19380, in the case of the Company.

17.           Waiver of Breach.  A waiver by the Company or the Employee of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18.           Governing Law.  This Employment Agreement shall be governed by and construed and enforce in accordance with the laws of the State of Pennsylvania without giving effect to the choice of law or conflict of laws provisions thereof.

19.           Assignment.  This Employment Agreement may be assigned, without the consent of the Employee, by the Company to any of its affiliates, or to any other person, partnership, corporation, or other entity which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

20.           Prior Agreement.  Effective as of the Effective Date, the Agreement between the Company and the Employee dated February 17, 1993 is hereby terminated and superseded in its entirety by this Employment Agreement and Employee hereby waives any right which he may have under such agreement to resign following the effective date of a “Change in Control” of the Company (as defined in such agreement) and any and all other rights or claims to severance benefits or other compensation or benefits under such agreement following his termination of employment.

21.           Entire Agreement.  This Employment Agreement contains the entire agreement of the parties and supersedes any and all agreements, letter of intent or understandings between the Employee and (a) the Company, (b) any of the Company’s principle shareholders, affiliates or subsidiaries regarding employment.  This Employment Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day first herein above written.

VWR SCIENTIFIC PRODUCTS CORPORATION		EMPLOYEE

By:	/s/ Paul J. Nowak	By:	/s/ George Gunther
	Paul J. Nowak		George Gunther
	President & Chief Executive Officer		Chief Information Officer

AMENDMENT to EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement, dated as of the 21st day of March, 2001, between VWR International, Inc., a Pennsylvania corporation (the “Company”) and George Gunther (the “Employee”).

WHEREAS, the Employee and the Company have entered into an Employment Agreement dated January 1, 2000 (the “Agreement”);

WHEREAS, the Company and Employee desire to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Employee agree as follows:

1.             Amendment to Section 9.  Section 9 of the Agreement is hereby amended in its entirety as follows:

9.             Payment Upon Termination.

(a)           If this Employment Agreement is terminated pursuant to paragraph 8(i) above, the Employee shall receive disability pay from the date of such termination until the third anniversary of the Effective Date at the rate of 50% of the Base Salary, reduced by applicable payroll taxes and further reduced by the amount received by the Employee during such period under any Company-maintained disability insurance policy or plan or under Social Security or similar laws.  Such disability payments shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of salary.

(b)           If the Employment Agreement is terminated pursuant to paragraph 8(ii) or 8(iv) above, the Employee shall receive no salary continuation pay or severance pay.

(c)           If this Employment Agreement is terminated pursuant to paragraph 8(iii) above or as a result of the Employee having terminated this Employment Agreement following a Material Demotion, the Employee shall receive salary continuation pay for the remainder of the contractual term, but not in any event for less than twenty-four months from the date of such termination, equal to the Employee’s most recent annual salary plus his or her target bonus (as determined under the bonus plan last in effect for the Employee); provided, however, that the salary continuation payments shall cease if the Employee shall, directly or indirectly, be in breach of his obligations under paragraph 13 hereof.  Such salary continuation payments (less applicable payroll taxes) shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of the Base Salary.

(d)           If the Company shall decide not to renew this Employment Agreement, the Employee shall receive severance pay, for a period of twenty-four months following the date of expiration of the then current term, equal to the Employee’s most recent annual salary plus his or her target bonus (as determined under the bonus plan last in effect for the Employee); provided, however, that the severance payments shall cease if the Employee shall, directly or indirectly, be in breach of his obligations under paragraph 13 hereof.  Such severance payments (less applicable payroll taxes) shall be paid periodically to the Employee as provided in paragraph 5(a) for the payment of the Base Salary.  The Employee hereby agrees to make a smooth transition of responsibilities during that ninety (90} day period and the Employee further agrees not to take any legal action against the Company related to said non-renewal and termination of employment.

(e)           During the salary continuation or severance period, the Employee shall be under no obligation to mitigate the costs to the Company of the salary continuation or severance payments, and, provided that the Employee is not in breach of his obligations under paragraph 13 hereof, no compensation that the Employee may receive from another employer during the salary continuation or severance period shall be offset against amounts owed to Employee hereunder.

2.             No Other Amendments.  Except as herein amended, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day first herein above written.

VWR INTERNATIONAL, INC		EMPLOYEE

By:	/s/ Walter W. Zywottek	By:	/s/ George Gunther
	Walter W. Zywottek		George Gunther
	President & Chief Executive Officer		Chief Information Officer